SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       The Securities Exchange Act of 1934



                        Date of Report: October 30, 2003

                Date of earliest event reported: October 29, 2003



                          MAINE & MARITIMES CORPORATION

             (Exact name of registrant as specified in its charter)



                                      Maine

                         (State or other jurisdiction of

                         incorporation or organization)

                                   333-103749

                              (Commission File No.)

                                   30-0155348

                      (I.R.S. Employer Identification No.)

                   209 State Street, Presque Isle, Maine 04769

               (Address of principal executive offices) (Zip Code)

                   Registrant's telephone number: 207-760-2499

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Maine & Maritimes Corporation



Item 5. Other Events.


      Maine & Maritimes Subsidiary, Maine Public Service Company, Receives
            Final Approval From Maine Public Utilities Commission to
                      Increase Its Electric Delivery Rates


         This 8-K filing is to serve as notice to our investors and customers that Maine Public Service Company (MPS), a wholly owned utility subsidiary of Maine & Maritimes Corporation, has received final approval from the Maine Public Utilities Commission (MPUC) to increase its electric delivery rates. This filing also updates the prior 8-K issuances by MPS, dated September 5 and 10, 2003 that concern or reference the revenue increases discussed below.

         During October 2003, MPS announced that it had received approval of a Stipulation that, among other things, would increase the distribution component of its delivery rate by 6.23%, or a total revenue increase not to exceed $940,000. Subsequently, during the compliance filing ordered by the MPUC to implement the rate increase, a discrepancy in the allocation of retail revenues between distribution and transmission was identified. This discrepancy resulted in a delay of the implementation of new delivery rates. On October 24, 2003, following the entry of a procedural order, additional discovery, and a public conference, the MPUC approved a Supplemental Stipulation in Docket No. 2003-85 that corrected the discrepancy based on new, approved billing determinants and re-allocated revenues. On October 29, 2003, MPS received the official MPUC Order, and as a result, effective November 1, 2003, MPS will increase its total electric delivery rate by 3.78%, or a total revenue increase not to exceed $1,126,552. This increase includes $685,037 in distribution revenues and $441,515 in transmission revenues.



                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MAINE & MARITIMES CORPORATION

Date: October 30, 2003

By: /s/ J. Nicholas Bayne
    ---------------------

J. Nicholas Bayne, President & CEO